UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2003

WEST COAST REALTY INVESTORS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-024594	95-4246740

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

3000 Sand Hill Road
Building 2, Suite 120
Menlo Park, California	94025

(Address of principal executive offices)	(Zip Code)

(650) 233-7150

(Registrant’s telephone number, including area code)

3000 Sand Hill Road, Building 3, Suite 140 Menlo Park, California 94025

(Former name or former address, if changed from last report)

ITEM 5 – OTHER EVENTS
SIGNATURES

ITEM 5 – OTHER EVENTS

On February 278, 2003, West Coast Realty Investors, Inc. reported operating results for the quarter and year ended December 31, 2002, as follows:

West Coast Realty Investors, Inc. today reported operating results for the quarter and year ended December 31, 2002. Net loss for the fourth quarter of 2002 totaled ($6,208), or ($0.00) per share, as compared with net income of $142,372, or $0.14 per split-adjusted share, for the same period 2001. The decrease in net income is due largely to higher interest expense from higher debt levels in 2002. Further, general and administrative expenses increased due to costs for the November 15, 2002 reverse stock split, the initial listing fee on the American Stock Exchange and security filing costs for the acquisition of the Northlake Festival shopping center in October 2002. These increased expenses were offset in part in 2002 by net income from the Northlake Festival property, which was largely responsible for the increases in rental revenue, depreciation, ground rent, operating and property tax expense. In addition, two properties were sold in 2002, and generated no income in the fourth quarter of 2002. Net income for the year 2002 totaled $1,058,306, or $1.09 per share, as compared with a net loss of ($2,522,159) or ($2.59) per split-adjusted share, for 2001. This increase is due largely gains from sales of rental real estate held for sale in 2002 and the impairment loss recorded in 2001.

West Coast Realty Investors, Inc.
Income Statements
Three and Twelve Months ended December 31, 2002 and 2001

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31, 2002	December 31, 2001	December 31, 2002	December 31, 2001

Revenues
Rental	$1,846,487	$767,812	$4,177,730	$3,022,601
Interest	17,468	8,236	40,973	53,063

Total revenues	1,863,955	776,048	4,218,703	3,075,664

Cost and expenses
Interest	704,307	256,770	1,521,780	1,013,279
General and administrative	431,024	294,158	1,260,824	662,061
Depreciation	244,219	84,060	579,615	449,806
Ground rent	235,924	—	235,924	—
Operating	198,647	38,823	391,553	275,986
Property taxes	121,379	23,091	191,134	90,298
Impairment loss	—	—	—	371,772

Total expenses	1,935,500	696,902	4,180,830	2,863,202

Net from operations	(71,545)	79,146	37,873	212,462

Discontinued operations:
Gain on sale of rental real estate held for sale	—	—	733,424	—
Impairment loss	—	—	—	(3,428,228)
Income from operations	65,337	63,226	287,009	693,607

Net (loss) income	$(6,208)	$142,372	$1,058,306	$(2,522,159)

Net income per share from operations	$(0.07)	$0.08	$0.04	$0.22
Net income per share from discontinued operations	$0.07	$0.06	$1.05	$(2.81)

Net income per share	$(0.00)	$0.14	$1.09	$(2.59)

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST COAST REALTY INVESTORS, INC.
(Registrant)

Date: February 27, 2003	/s/ Charles P. Wingard

Charles P. Wingard
Chief Financial Officer